Premises Lease Agreement

agreement No:

Lessor (Party A):	Shanghai Xin Zhuang Investment Management Co., Ltd.

Lessee (Party B):	Perfectenergy (Shanghai) Co., Ltd.

Pursuant to “Contract Law of the People’s Republic of China” and “Shanghai Premises Leasing Regulations”, the parties enter into this agreement equally, freely, fairly, in good faith and after friendly negotiations, in order to facilitate the legality of Party B’s leasing of premises from Party A.

1. The Conditions of the Leased Premises.

1.1 The premises that Party A is leasing to Party B is comprised of the buildings and lot located at No. 479 Yodong Road, Xin Zhuang Village, Min Xing District (hereinafter “Premises”). The constructed surface area of the Premises is 6,219 square meters. The diagram of the Premises is attached to this agreement as Attachment 1. Party A’s land use rights certificate for the lot and ownership certificate for the buildings on the lot are registered with the Shanghai Real Property Registry 2002 number 024913.

1.2 Party A enters into this agreement with Party B as the rights holder to the Premises. Prior to entering into the agreement, Party A has notified Party B that the Premises are not subject to any security interest.

2. Use of Premises.

2.1 Party B covenants to Party A that the Premises are leased in connection with manufacture, distribution and research of solar energy batteries, solar battery sets, solar power generation systems and related products, and Party B will comply with relevant central and municipal regulations relating to the Premises and business operations.

2.2 Party B covenants to, within 2 months after the effective date of this agreement and with the assistance of Party A, complete the change in Party B’s business, tax and organizational registrations to Xin Zhuang Village, to achieve the ability to import its products through consignment.

2.3 Regarding Party B’s subsequent space requirements per its growth, Party A will, based on Party B’s observance its covenants, construct a building approximately 9,000 square meters (3 stories) at the end of 2007 to lease to Party B (with rent set at RMB 0.65 per meter per day). Substantive details of the lease will be supplemented by a separate agreement after negotiation.

2.4 Party B warrants that during the lease term, it shall not alter the use of the Premises as described above nor sublease the Premises without the written consent of Party A and relevant departmental approvals.

3. Possession Date and Lease Term.

3.1 Per the parties’ agreement, Party B shall pay security deposit and initial lease payment within 3 days from the effective date of this agreement. Party A shall make the Premises available to Party B on March 28. Free-rent period shall be 2 months, with rent payment to begin on June 1, 2006. Party B shall be responsible for all repair and remodeling fees.

3.2 Per the parties’ agreement, the lease term is 5 years (from June 1, 2006 to May 31, 2011).

4. Rent, Payment and Payment Schedule

4.1 Per the parties’ agreement, the rent is calculated at RMB 0.58 per meter of constructed surface per day, with annual rent calculated at RMB 1,316,562, and an increase of 5% every 3 years beginning on the fourth year of the lease (management fees waived).

4.2 Per the parties’ agreement, payment is due monthly, on a prepayment basis. Party B shall make payment before the 10th day of each month. If payment is untimely, for each day of untimeliness, Party B shall pay Party A 5% of the daily rent amount as penalty for breach.

5. Guaranty Deposit and Other Fees.

5.1 Per the parties’ agreement, Party B shall pay Party A guaranty deposit for lease of the Premises, which amount shall be 1 month’s rent, calculated at RMB 109,700. Party A shall issue Party B a receipt after receiving the guaranty deposit. At the end of the lease term, other than to withhold for fees that Party B is obligated to pay under the agreement, Party A shall return the remainder of the guaranty deposit to Party B.

5.2 During the lease term, Party B shall be solely responsible for water, electricity, telecommunication and all other fees to be collected by governmental agencies (including land use right fees) relating to the Premises.

5.3 Party A provides as part of the lease the capability to generate 1,000KVA in power, monthly water usage ration of 10,000 square meters, and a two-ton freight elevator. If Party B requires additional electricity or water, Party A shall assist with any necessary registration, but Party B shall be responsible for all attendant fees.

6. Use of Premises and Repair Obligations.

6.1 During the lease term, if Party B discovers that the Premises are damaged or not functioning, it should timely notify Party A for repair. Party A shall commence repair within 10 days from receipt of Party B’s notice. If repair is not commenced within the time period, Party B may commence repair with Party A obligated for the expenses.

6.2 During the lease term, Party B should use and care for the Premises in a reasonable manner. If the Premises is damaged as a result of use by Party B that is unreasonable or not suitable to the Premises, Party B shall be responsible for any repairs and related expenses. If Party B refuses to repair, Party A may commence repair with Party B obligated for the expenses.

6.3 During the lease term, Party A warrants that the condition of the Premises is both suitable for normal use and safe. Party A shall provide Party B with 15-day notice prior to commencing any inspection or maintenance of the Premises. During maintenance, Party B shall cooperate with Party A, and Party A shall minimize the effect on Party B’s use of the Premises.

6.4 During the lease term, Party B shall first obtain Party A’s written consent and required departmental approvals if Party B requires remodeling or addition to existing facilities. Any remodeling or addition shall commence only after required departmental approvals are obtained. Party B shall be responsible for all repair and maintenance obligations for any addition to existing facilities.

7. Conditions of the Premises at the end of the Lease Term.

7.1 At the end of the lease term, Party B may extend the lease on the same terms as this agreement. If the lease is not extended, Party B shall return the Premises to Party A within 30 days after the end of the lease term. If Party B delays in returning the Premises without Party A’s consent, for each day of delay, Party B shall pay Party A RMB 0.6 per square meter for use of the Premises.

7.2 Party B must return the Premises in a condition conforming to normal wear and tear, subject to Party A’s inspection. When the Premises are returned, the parties must settle all of their respective payment obligations.

8. Termination.

8.1 The parties agree that during the lease term, this agreement shall terminate upon any one of the following occurrences without further liabilities to any of the parties:

(1)	the land use rights for the Premises is withdrawn pursuant to law;

(2)	the Premises are taken under eminent domain;

(3)	the Premises are declared subject to destruction per municipal construction requirements;

(4)	the Premises are destroyed, damaged by fire or deemed hazardous;

(5)	Prior to entering this agreement, Party A has notified Party B that the Premises are subject to security interest, which is now being enforced.

8.2 The parties agree, upon the occurrence of any one of the following, any one party may notify the other party in writing to terminate this agreement. The breaching party shall pay to the other party an amount equal to twice the monthly rent as penalty. If the penalty fee is insufficient to cover the damages caused to the non-breaching party, the breaching party shall additionally pay for the amount of damages exceeding the penalty fee:

(1)	Party A does not timely make the Premises available to Party B, and the Premises remain unavailable within 10 days after Party B’s notice;

(2)
at the time Party A turns over the Premises to Party B, the Premises fail to conform to the terms of this agreement, such that it is not suitable for Party B’s intended use, or contain unsafe conditions or defects;

(3)	Party B changes the use of the Premises without Party A’s written consent, thereby causing damages to the Premises;

(4)	Structural damages to or destruction of the Premises caused by Party B;

(5)	Party B unilaterally sublease the Premises, or exchange the Premises with another party’s premises;

(6)	Party B’s untimely payment of rent exceeds three months in the aggregate;

(7)	Party B fails to satisfy Section 2.2 of this agreement.

9. Breach

9.1 Party A shall be liable to Party B for any damages resulting from Party A’s failure to notify Party B prior to entering into this agreement that the Premises is subject to security interest or other restrictions caused by transfer of rights.

9.2 During the lease term, Party A shall be liable to Party B for any economic harms or bodily injuries resulting from Party’s delay or failure to carry out its repair and maintenance obligations of the Premises per the agreement.

9.3 During the lease term, if Party A unilaterally terminates the agreement and take possession of the Premises in advance of a permitted date as described in the agreement, Party A shall pay Party B an amount equal to twice the rent amount for the number of days in advance of the relevant permitted date of termination.

9.4 If Party B remodels the Premises or adds to existing facilities without Party A’s written consent or that exceed the parameter of Party A’s consent, Party A may require Party B to (return the Premises to its original condition/pay damages).

9.5 During the lease term, if Party B unilaterally withdraws from the lease not in accordance with the agreement and without Party A’s consent, Party B shall pay Party A twice the remaining rent amount through the lease term as penalty for breach. Party B shall also be responsible for any of Party A’s damages in excess of the penalty amount.

10. Miscellaneous.

10.1 The terms of this agreement may be supplemented jointly by the parties. Any supplemental terms and attachments shall be deemed an inseparable part of this agreement, with the same legal force and effect.

10.2 Each of the parties is entering into this agreement with clear understanding of their respective rights, duties and obligations, and will strictly comply with the agreement. If any party breaches the agreement, the other party may demand penalties in accordance with the agreement.

10.3 If any dispute arises between the parties during the term of this agreement, the parties should attempt to resolve the dispute amicably. If the dispute cannot be resolved, any party may initiate legal proceeding at the people’s court in the district where the Premises is located.

10.4 This agreement is effective upon the parties’ signature and chop.

10.5 There shall be six copies of this agreement, including attachments, each with the same force and effect, with the parties each holding 2 copies, the district real property transaction center holding 1 copy, and the relevant departments collectively holding 1 copy.

Attachment: Attachment (1) Diagram of the Premises

Party A:	Shanghai Xin Zhuang Investment Management Co., Ltd.
Legal Representative:	Lu Jian-xing
Address:	No. 889 Qi Xin Road
Postal Code:	201100
Telephone:	64921394
Signature and Chop:

Party B:	Perfectenergy (Shanghai) Co., Ltd.
Legal Representative:	Chang Feng-ying
Address:	Building C, No. 679, Shen Fu Road, Xin Zhuang Industrial District
Postal Code:	201108
Telephone:	54427828 x 158
Signature and Chop:

Xin Zhuang Village Collective Assets Management Leadership Group:

Signing Date:  March 28, 2006